EXHIBIT 10.28

[Execution Copy]

OXIGENE, INC.

RESEARCH AND LICENSE AGREEMENT

This Agreement, dated as of June 1, 1999 (the “Effective Date”), between OXiGENE, Inc., One Copley Place, Suite 602, Boston, MA 02116 (“OXiGENE”) and Baylor University, Waco, Texas 76798 (the “University”).

W I T N E S S E T H :

WHEREAS, the University possesses certain know-how in the field of novel drugs for the treatment or prevention of vascular disorders, inflammation, parasitic diseases and infections (including without limitation malaria), fungal diseases and infections, and/or cancer in humans or animals (the “Field”);

WHEREAS, the University has conducted certain research in the Field for the benefit of OXiGENE prior to the Effective Date under the Superseded Agreements (as defined herein);

WHEREAS, the University, acting through Prof. Kevin Pinney, Prof. Robert Kane and Prof. B. Mark Britt (the “Principal Investigators”), wishes to and is prepared to conduct additional research in this Field which may lead to the development of commercial products;

WHEREAS, OXiGENE is prepared to provide support to the University for such research by the Principal Investigators, providing it receives certain license rights under inventions, biological materials, and/or know-how in the Field; and

WHEREAS, the University represents that it has full rights by assignment to such inventions, biological materials, and/or know-how and wishes to have such inventions, biological materials, and/or know-how perfected and marketed in order that products resulting therefrom might be available for public use and benefit; and

WHEREAS, the University represents and warrants to OXiGENE that, except as provided in Section 4.6: (i) it has full right and authority to enter into this Agreement without consent or approval of any third party; and (ii) it is not subject to any restrictions which would prevent or impair the grant to OXiGENE of the licenses and rights set forth herein.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto mutually agree as follows:

ARTICLE I—DEFINITIONS

1.1     “Affiliate” shall mean any corporation, company, partnership and/or firm which controls or is controlled by or is under common control with OXiGENE. For the purposes of this Paragraph, control shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such entity.

1.2     “Agreement Year” shall have the meaning set forth in Section 2.2.

1.3     “Biological Materials” shall mean all novel molecules, compounds, compositions, reagents or constructs in the Field listed on Appendix B as of the Effective Date or developed during the performance of the Research Program, whether prior to or during the Research Term, by the University, including without limitation organisms or parts thereof, cell lines, hybridomas, nucleic acids, amino acids, antibodies, proteins, peptides, enzymes, plasmids, protoplasts, clones and vectors, and progeny, reproductions or derivatives of any of them. Appendix B shall be updated from time to time to include additional Biological Materials in accordance with the provisions of this Agreement.

1.4     “Confidential Information” shall mean proprietary information of OXiGENE furnished to the University or the Principal Investigator for use in the Research Program which is marked or otherwise clearly designated as confidential or proprietary when delivered to University or within a reasonable period thereafter.

1.5     “Existing Patent Rights” shall mean Patent Rights deriving from U.S. Patent No. 5,886,025, filed on March 6, 1997 and issued on March 23, 1999, and from International Application No. PCT/US98/04380, filed on March 6, 1998.

1.6     “Invention” shall have the meaning set forth in Section 3.1.

1.7     “Joint Intellectual Property” shall mean all proprietary inventions, improvements or discoveries in the Field which are conceived or made jointly by one or more employees of University and by one or more employees or consultants (who are not also University employees) of OXiGENE in the performance of the Research Program, whether prior to or during the Research Term. Joint Intellectual Property shall be listed on Appendix B.

1.8     “Net Sales” shall mean, with respect to any quantity of Product subject to royalty under this Agreement that is sold by OXiGENE or any of its Affiliates or sublicensees to any third party, the gross invoice selling price for that quantity of Product, less: (a) discounts and allowances to customers, (b) credits for returned goods, (c) prepaid freight, (d) sales taxes or other governmental charges paid in connection with the sale; and (e) commissions and other fees paid to distributors and other sales agencies for or in connection with the sale of Product. In the event that a Product under this Agreement is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then “Net Sales,” for purposes of determining royalty payments on the combination, shall be calculated using one of the following methods:

(a)	By multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of the Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately; or

(b)	In the event that no such separate sales are made of the Product or any of the active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments, shall be calculated by dividing the Net Sales of the combination by the number of active ingredients or components (including Products) contained in the combination.

1.9     “Patent Rights” shall mean rights owned or controlled by the University which arise under any United States or foreign patent applications or any patents issuing from said applications, including any divisions, continuations, continuations-in-part, re-examinations, extensions, or reissues thereof and patents of addition thereto, and cover any University Intellectual Property, Joint Intellectual Property or Biological Material or the making, using, or selling of any Product, in each case in the Field. Patent Rights shall be listed on Appendix B hereto.

1.10     “Principal Investigators” shall mean the persons identified as such in the second “WHEREAS” clause, or any other persons later identified as such through mutual written agreement of the parties.

1.11     “Product” shall mean any drug or other product for the prophylaxis, or treatment of diseases that utilizes or incorporates any proprietary Biological Materials, University Intellectual Property or Joint Intellectual Property, or which is covered by a pending or issued claim of a Patent Right.

1.12     “Project” shall mean a research project to be conducted at the University by an individual Principal Investigator as part of the Research Program in accordance with this Agreement.

1.13     “Research Program” shall mean the collection of Projects to be conducted at the University under the direction of the Principal Investigators in accordance with this Agreement. For the purposes of this Agreement, the Research Program shall also be deemed to include all work funded by OXiGENE under the Superseded Agreements. The Research Program to be conducted from and after the Effective Date is described in the Plan for Research and Budget included in Appendix A and shall be amended from time to time upon mutual written agreement of the Parties.

1.14     “Superseded Agreements” shall mean the agreements identified in Section 15.2.

1.15     “University Intellectual Property” shall mean all proprietary inventions, improvements or discoveries in the Field which are listed on Appendix B as of the Effective Date or which are or have been conceived or made by one or more employees of University in performance of the Research Program and not by any employees or non-University consultants of OXiGENE. Appendix B shall be updated from time to time to include additional University Intellectual Property in accordance with the provisions of this Agreement.

ARTICLE II—RESEARCH PROGRAM

2.1     For the two (2) year period ending on the second anniversary of the Effective Date (the “Research Term”), OXiGENE agrees, as set forth below, to pay the University funds to support the Research Program, and the University agrees to supply the services of requisite personnel, to furnish the necessary facilities to carry out such Research Program, and to conduct the Research Program all according to a Plan for Research and Budget agreed upon by OXiGENE and the University as set forth in Paragraph 2.2 of this Article. The Research Term may be extended upon mutual written agreement of the parties.

2.2     During the Research Term, the University shall annually submit to OXiGENE a proposed Plan for Research covering each Principal Investigator’s planned activities (a “Project”) for each Agreement Year (each “Agreement Year” being defined to mean the twelve (12) month period commencing with the Effective Date or anniversary thereof). The Plan for Research describing each Principal Investigator’s Project for the first Agreement Year is set forth in Appendix A hereto. The budget for the first Agreement Year shall be Four Hundred Ninety-One Thousand, Eight Hundred Ninety-Three Dollars (US $491,893) in the aggregate. Payments by OXiGENE to the University will be made quarterly in advance, except that the payment for the final quarter for any individual Project shall be made within two (2) weeks after receipt of a satisfactory final report for such Project to be made pursuant to Section 2.4 hereof. For each Project and for each subsequent Agreement Year, the University shall submit a proposed Plan for Research and Budget at least ninety (90) days prior to the commencement of such Agreement Year. The parties will negotiate in good faith and use their reasonable efforts to finalize such Plan(s) for Research and Budget(s) within sixty (60) days. If OXiGENE and the University are not able to reasonably agree upon any such Plan for Research and Budget, OXiGENE may terminate the Research Program in its entirety or with respect to any individual Project as of the end of the then current Agreement Year by giving written notice to the University. The Plan(s) for Research and corresponding Budget(s) may be revised from time to time based on the progress of the relevant Project(s) and upon mutual written consent of the parties.

2.3     Each Project shall be under the direction of the designated Principal Investigator. During the Research Term, the Principal Investigators and the staff engaged on the Research Program shall not conduct research for other commercial organizations in the Field. In the event that the services of any Principal Investigator become unavailable during the course of the Research Program, OXiGENE may terminate the relevant Project or the Research Program by giving written notice to the University.

2.4     The University shall report to OXiGENE in writing the results and status of its research under this Agreement, on a Project-by-Project basis, within fourteen (14) days after the end of each six (6) month period during the Research Term. Further, the Principal Investigators and the staff engaged on the Research Program and their research records, data and materials shall be available at the reasonable request of OXiGENE for the purpose of discussing and reviewing the progress of the Research Program. Within ninety (90) days of termination or expiration of any Project, or of the Research Program in its entirety, OXiGENE shall also receive a final report of all work carried out and all University Intellectual Property and Joint Intellectual Property and samples of all Biological Materials developed under such Project or Research Program. Such report shall be either written or in the form of an oral presentation with written summary. All written reports shall be presented and supported in a manner suitable for inclusion in any IND or other regulatory filing, if applicable.

2.5     The Research Program will at all times be conducted in accordance with all applicable governmental rules and regulations and all applicable University policies. No federal, state or third party funds, and no equipment purchased with any such funds, will be used in the Research Program in such a way as to give any party other than the U.S. government or The Robert A. Welch Foundation any rights with respect to University Intellectual Property, Joint Intellectual Property or Biological Materials.

2.6     Notwithstanding any of the foregoing, OXiGENE shall have the right to terminate any Project or the Research Program in its entirety at any time after the end of the first Agreement Year upon six months prior written notice to the University, which notice shall give a brief summary of the reasons for the termination; provided, however, that OXiGENE shall be required to remit to the University within five working days of the written termination notice any portion of an approved budget not yet funded for the six month notice period.

ARTICLE III—ESTABLISHMENT OF PROPRIETARY POSITION

3.1     The University will promptly inform OXiGENE by written notice of any Biological Materials, University Intellectual Property or Joint Intellectual Property arising out of the Research Program, will promptly identify all new potentially patentable inventions (“Inventions”) in such notice and will promptly furnish OXiGENE with a sample of all such Biological Materials. The University also hereby agrees to promptly notify OXiGENE of any Inventions made under the Superseded Agreements which are not listed in Appendix B as of the Effective Date. University Intellectual Property and Biological Materials developed solely by University personnel and any patent applications and patents thereon shall be owned solely by the University. Joint Intellectual Property and Biological Materials developed by University personnel in conjunction with OXiGENE employees or consultants and any patent applications and patents thereon shall be jointly owned by the University and OXiGENE. Inventorship of Inventions will be determined in accordance with United States patent law.

3.2     The University shall be responsible for filing and prosecuting United States and foreign patent applications on University Intellectual Property except as set forth in Section 3.3 below. While the University shall be responsible for making decisions regarding the scope and content of any such applications and prosecution thereof, OXiGENE shall have an opportunity to review and provide substantive input thereto. The expenses incurred in connection with filing and prosecution of any such patent applications and the maintenance of issued patents thereon, shall be borne by OXiGENE.

3.3     OXiGENE shall be entitled to file, prosecute and maintain, at OXiGENE’s expense, United States and/or foreign patent applications on Joint Intellectual Property and on such University Intellectual Property for which OXiGENE has an exclusive license pursuant to Article IV hereof as of the Effective Date or thereafter elects to receive an exclusive or non-exclusive license pursuant to Article IV hereof. While OXiGENE shall be responsible for making decisions regarding the scope and content of such applications and prosecution thereof, the University shall have an opportunity to review and provide substantive input thereto. The University will assist in assembling inventorship information and data for filing patent applications on jointly owned inventions. Decisions on when, where and whether to file on Joint Intellectual Property will be made by OXiGENE after consulting with the University.

3.4     In the event that the University elects not to file a patent application on any invention referred to in Section 3.2 of this Article or decides to discontinue prosecution or maintenance of any such application or maintenance of any patent issued thereon, OXiGENE may at its own expense file, prosecute, and/or maintain any such patent application or patent as the case may be, in which event the University will assign all of its right, title and interest in such application or patent to OXiGENE, whereupon such application or patent will cease to be University Intellectual Property.

3.5     In the event that OXiGENE elects not to file a patent application on any invention referred to in Section 3.3 of this Article or decides to discontinue prosecution or maintenance of any patent issued thereon, the University may at its own expense file, prosecute, and/or maintain any such patent application or patent as the case may be and such patent application or patent shall be removed from the operation of this Agreement.

ARTICLE IV—LICENSE TO OXiGENE

4.1	In consideration of OXiGENE’s support for research and other consideration hereunder,

(a)	the University hereby grants to OXiGENE:

(1)	an exclusive, worldwide license to all Biological Materials, University Intellectual Property and Joint Intellectual Property in the Field listed on Appendix B as of the Effective Date or for which an exclusive license is elected pursuant to Section 4.2 below, for all purposes, including without limitation, developing, having developed, making, having made, using, having used, selling having sold, importing and having imported Products; and

(2)	an exclusive, worldwide license under Patent Rights in the Field listed on Appendix B as of the Effective Date or for which an exclusive license is elected pursuant to Section 4.2 below, for all purposes, including without limitation, developing, having developed, making, having made, using, having used, selling, having sold, importing and having imported Products.

(b)	the University hereby grants to OXiGENE an option to obtain:

(1)	an exclusive, worldwide license to all Biological Materials, University Intellectual Property and Joint Intellectual Property in the Field relating to each elected Invention for all purposes, including without limitation, to develop, have developed, make, have made, use, have used, sell, have sold, import and have imported Products; and

(2)	an exclusive, worldwide license under Patent Rights in the Field relating to each elected Invention for all purposes, including without limitation, to develop, have developed, make, have made, use, have used, sell, have sold, import and have imported Products.

4.2     The option specified in Section 4.1(b) shall be exercisable within ninety (90) days of (i) any notice to OXiGENE which expressly identifies a new Invention, given pursuant to Section 3.1 or (ii) receipt of the final report due pursuant to Section 2.4. OXiGENE may give notice within such period that it wishes to receive an exclusive license under University’s rights in such Invention on the terms and conditions set forth herein, or that it wishes to negotiate in good faith the terms of a non-exclusive license to such invention. Upon election of an exclusive or non-exclusive license, such Invention shall be listed in the appropriate category on Appendix C hereto. If OXiGENE elects not to acquire any license to any such Invention or fails to respond within the ninety (90) day period, after proper notice of the existence of such Invention, University shall have the right to dispose of any such Invention according to its internal policies with the no further obligation to OXiGENE hereunder.

4.3     Any licenses granted by the University to OXiGENE under Section 4.1 of this Article shall include the right to grant sublicenses of no greater scope than the license granted to OXiGENE hereunder.

4.4     During the term of this Agreement, OXiGENE shall have a right of first negotiation to expand the licenses granted in Section 4.1 to include proprietary rights of University covering applications of Products outside the Field. Any such expanded license shall be on commercially reasonable terms to be negotiated in good faith within ninety (90) days of notice from University of its bona fide intent to seek other licensees for such rights.

4.5     The University hereby grants to OXiGENE the option to acquire a world-wide, non-exclusive license to any invention, improvement or discovery in the Field which is conceived or made during the six (6) months following the termination or expiration of this Agreement or any individual Project hereunder (the “Extension Period”) which is directly based on technology or information generated during the relevant Project (an “Improvement”). The University will advise OXiGENE of all Improvements, and OXiGENE shall have the right to add any or all Improvements to the license granted hereunder by written notice to the University given within thirty (30) days of receipt of such notice, whereupon such Improvement or Improvements will become subject to the terms hereof, except that the license to Improvements shall be nonexclusive and all royalty rates shall be one-half of the amounts set forth in Section 5.2 and 5.3 hereof.

4.6     The University hereby agrees that it shall use its best efforts to obtain the sole right to grant licenses as specified herein under the Existing Patent Rights, and all related Patent Rights, promptly and at its sole expense, and shall provide OXiGENE with written notice of such accomplishment.

ARTICLE V—ROYALTIES AND OTHER CONSIDERATION

5.1     In partial consideration of the licenses to be granted to OXiGENE pursuant to Section 4.1 hereof,

(a)	OXiGENE shall reimburse University for all reasonable expenses incurred in the filing and/or prosecution of Patent Rights prior to the Effective Date, which amount is $35,534.89; and

(b)	OXiGENE shall pay to University $120,449.34 in order to fulfill all funding obligations under the Superseded Agreements existing prior to the Effective Date, which in each case will be paid by OXiGENE within ten (10) days of the Effective Date.

(c)	OXiGENE shall pay to University a license fee of $50,000, which amount shall be creditable against fees due to University pursuant to Section 5.2 below.

5.2     In partial consideration of the licenses granted to OXiGENE under this Agreement, OXiGENE shall pay the University (a) a royalty of three percent (3%) on the Net Sales of all Products covered by a claim contained in a pending or issued Existing Patent Right, and no other Patent Right, on a country-by-country basis, and (b) a royalty of one and one-half percent (1.5%) on the Net Sales of all Products covered by a claim contained in a pending or issued Patent Right on Joint Intellectual Property and not covered by a claim contained in a Patent Right other than an Existing Patent Right (i.e., all Products not covered in Section 5.1(a) above), on a country-by-country basis.

5.3     In the event that OXiGENE enters into a sublicense of Patent Rights under Paragraph 4.3 of Article IV, OXiGENE shall also pay to the University (a) three percent (3%) of any license fees or milestone payments received under a sublicense of only Existing Patent Rights and no other Patent Rights with respect to the sale by the sublicensee of Products covered by a pending or issued claim contained in an Existing Patent Right, and no other Patent Right, and (b) one and one-half percent (1.5%) of any license fees or milestone payments received under a sublicense of Patent Rights with respect to the sale by the sublicensee of Products not covered by 5.2(a) above. OXiGENE shall pay the royalty amounts set forth in Section 5.2 with respect to Net Sales of Products by any sublicensees of Patent Rights; provided, however, that in no event shall OXiGENE be required to pay to University more than fifty percent (50%) of any royalty amounts it receives on Net Sales of Products by such sublicensees in any country. Funds received by OXiGENE from a sublicensee for research to be conducted by OXiGENE, for licenses under other intellectual property rights of OXiGENE, or for equity investments in OXiGENE will not be treated as license fees or milestone payments for such purposes.

5.4     In the event that OXiGENE makes a payment to one or more third parties for licenses to biological materials, patent rights, or know-how which OXiGENE reasonably believes is necessary or proper to commercialize a Product, the payments due under Section 5.2 shall be reduced by the amount of payments made to said third parties; provided however, that the royalty from OXiGENE to the University shall not be reduced by such reduction to less than fifty percent (50%) of the amounts that would otherwise have been due in any period pursuant to the provisions of Sections 5.2 and 5.3 in the absence of such payments to said third parties.

5.5     Commencing in the first calendar year in which no research funding is provided to University pursuant to Article 2 hereof, OXiGENE shall pay to University a minimum annual royalty of $20,000 per year ($40,000 if Patent Rights stemming from two or more independent U.S. Patent Applications are included in the license granted hereunder) for the life of the Patent Rights (the “Minimum Annual Royalty”). The Minimum Annual Royalty shall be paid to University by March 31 of the calendar year following the year in which the Minimum Annual Royalty accrued, and any royalties or amounts pursuant to Section 5.2 or 5.3 actually paid for the calendar year in which such Minimum Annual Royalty accrued shall be creditable against it.

5.6     Only one royalty will be paid with respect to any particular Product, regardless of the number of inventions within the claims of Patent Rights which are included therein.

5.7     In the event OXiGENE or a sublicensee of OXiGENE incurs expenses in judicial or administrative proceedings based upon allegations of infringement of third-party patents or know-how as a result of the sale of Products or in the enforcement or defense of patents or technology licensed hereunder, OXiGENE may withhold up to fifty percent (50%) of the royalties due hereunder for the calendar year in which the expenses are incurred, and apply the same toward reimbursement of its expenses in connection therewith.

5.8     In the event that any academic collaborator of any Principal Investigator who is provided material pursuant to Section 12.2 is named as a co-inventor of any Patent Right, University shall use its best efforts to obtain the exclusive right to license such Patent Right from the co-owner(s) of any such Patent Right and shall ensure that no fees other than those set forth herein shall be due from OXiGENE with respect to OXiGENE’s exercise of its license hereunder with respect to any such Patent Rights.

ARTICLE VI—REPORTS, PAYMENTS AND ACCOUNTING

6.1     Beginning with the calendar half-year in which OXiGENE or an Affiliate or sublicensee makes a first commercial sale of a Product, OXiGENE shall provide to the University, within ninety (90) days following each calendar half-year, a written report setting forth the total Net Sales and the relevant license fees and milestone fees received during such calendar half-year, and the royalty due and payable to the University for such half-year, and OXiGENE shall remit to the University with such report the amount of royalty payments shown thereby to be due. Royalties shall be payable from the country in which they are earned and subject to foreign exchange rules and regulations then prevailing in such country. Royalties shall be remitted in United States dollars. For converting any royalty that accrued in another currency into United States dollars, there shall be used the closing buying rates quoted by The Wall Street Journal for the last business day of the calendar half-year in which the royalties were earned.

6.2     OXiGENE shall keep complete and accurate records for the latest three (3) years showing the Net Sales by OXiGENE of Product and other amounts subject to royalty under this Agreement. Such records shall be in sufficient detail to enable the royalties payable hereunder by OXiGENE to be determined. OXiGENE agrees to permit such books and records to be examined but not more often than once in any calendar year. The examination shall be by an independent certified public accountant designated by the University and reasonably acceptable to and approved by OXiGENE. Any such audit shall be at the expense of the University and conducted during business hours of OXiGENE and upon reasonable notice to OXiGENE. The purpose of any such audit shall solely be for verifying the royalties payable as provided for in this Agreement and said accountant shall only disclose Net Sales to the University and royalties due and payable thereon.

6.3     Any tax required to be withheld by OXiGENE under the laws or governmental regulations of any country for royalties payable to the University shall be promptly paid by OXiGENE and on behalf of the University to the appropriate governmental authority. OXiGENE shall furnish the University with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate government authority sufficient to enable the University to support a claim for any income tax credit in respect of any tax so paid.

ARTICLE VII—TERM AND TERMINATION

7.1     This Agreement, unless terminated earlier as hereinafter provided, shall terminate on the tenth (10th) anniversary of its Effective Date or the expiration of the last of the patents licensed hereunder on a country-by-country basis, whichever date shall last occur, whereupon the exclusive licenses granted hereunder shall be fully paid and OXiGENE and its Affiliates and sublicensees shall be free to develop, have developed, make, have made, use, have used, sell, have sold, import and have imported Products without further duties or responsibilities to the University.

7.2     If any of the terms or conditions of this Agreement are breached by the University and such breach is not corrected within ninety (90) days after written notice thereof is given by OXiGENE to the University, then OXiGENE shall have the option to terminate the Research Program, the relevant Project(s), or this Agreement by giving written notice thereof to the University. Termination of the Research Program or any Project by OXiGENE in accordance with the provisions hereof shall not affect OXiGENE’s license rights hereunder.

7.3     If any of the terms or conditions of this Agreement are breached by OXiGENE and such breach is not corrected within ninety (90) days after written notice thereof is given to OXiGENE by the University, then the University shall have the option to terminate this Agreement by giving written notice thereof to OXiGENE.

ARTICLE VIII—ASSIGNABILITY

OXiGENE may, without the prior written consent of the University, assign this Agreement or any of its rights or obligations hereunder to an Affiliate or to a party with which OXiGENE may merge or to which OXiGENE may sell or transfer all or substantially all of its assets in the line of business to which this Agreement relates. Except as set forth in the preceding sentence, neither this Agreement nor any of the rights or obligations of the University or OXiGENE hereunder shall be assignable or otherwise transferable by the University or OXiGENE without the prior written consent of the other.

ARTICLE IX—DEVELOPMENT OF PRODUCT, LIABILITY

9.1     OXiGENE shall use reasonable diligence in the development of Product(s) and to introduce or cause the introduction of Product(s) in the commercial market at a reasonable date.

Commencing upon January 1 of the calendar year after exercise of any option pursuant to Article IV, OXiGENE shall prepare and deliver to University a summary report showing OXiGENE’s progress in the development of Product(s) during the previous year and plans for the current year.

9.2     OXiGENE shall defend, indemnify and hold the University, its directors, trustees, faculty members, officers and employees, harmless from and against any and all third party claims, suits or demands, threatened or filed (“Claims”), for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to the distribution, testing, manufacture, use, lease, sale, consumption or application of Products by OXiGENE, its Affiliates or its sublicensees pursuant to this Agreement, including, without limitation, claims for any loss, damage, or injury to persons or property, or loss of life, relating to the promotion and advertising of Products and/or interactions and communications with governmental authorities, physicians or other third parties. The foregoing indemnification shall not apply to any Claims caused solely by the negligence of University or any University personnel.

9.3     In the event that the University seeks indemnification under Section 9.2, the University agrees to (i) promptly inform OXiGENE of any Claim, (ii) permit OXiGENE to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of OXiGENE), and (iii) cooperate as reasonably requested (at the expense of OXiGENE) in the defense of the Claim. Notwithstanding the foregoing, the University shall have the right to participate in the defense or prosecution of any Claim, including hiring their own counsel at their own expense, and OXiGENE shall cooperate with the University if the University does so participate.

9.4     Insurance shall be obtained by OXiGENE as follows:

(a)	Prior to the first human clinical trials, and/or the first commercial sale of a Product under this Agreement, OXiGENE shall obtain and maintain broad form comprehensive general liability insurance and products liability insurance with a reputable and financially secure insurance carrier, to cover such activities of OXiGENE and OXiGENE’s contractual indemnity under this Agreement. Such insurance shall name the University as an insured party and shall provide minimum annual limits of liability of one million dollars (US$1,000,000.00) per occurrence and three million dollars (US$3,000,000.00) in the aggregate with respect to all occurrences being indemnified under this Agreement. Such insurance policy shall be purchased and kept in force for the period of five (5) years after the cessation of sales of all Products under this Agreement.

(b)	In the event that OXiGENE chooses to rely on any strategic partners of OXiGENE to satisfy any of the requirements for insurance under this Section 9.4, then OXiGENE shall, upon written request of the University, provide details of such coverage to the University for its information. Any such coverage must substantially comply with the form, scope and amounts set forth in this Section 9.4 which are applicable to such insurance. In the event that any such insurance is a self-insured plan, OXiGENE shall determine that such strategic partner’s self-insured plan is adequate given the financial condition of such strategic partner.

ARTICLE X—PUBLICATIONS

The parties recognize that it is part of the University’s function to disseminate information and to make it available for the purpose of scholarship. The parties further recognize that the publication of certain technical information may destroy its commercial value and patentability. In order to safeguard patent rights, neither the University nor the Principal Investigators shall publish or otherwise publicly disclose the results of the research hereunder unless the manuscript containing such results is first submitted to OXiGENE for review, comment, and consideration of appropriate patent action prior to any submission for publication or other public disclosure. Disclosures include theses and manuscripts being submitted to refereed journals, which disclosures shall be submitted to OXiGENE at least thirty (30) days prior to submission, and all other articles, seminars and other oral and written presentations, which disclosures shall be submitted to OXiGENE at least ninety (90) days prior to submission or presentation. Upon written request of OXiGENE given within thirty (30) days of receipt of the pre-publication materials, OXiGENE will advise the University as to whether OXiGENE wishes to have a patent application filed and the University shall delay submission for forty-five

(45) days from such request or until a patent application can be filed, but in no event for more than ninety (90) days from such request. Any publication with respect to the University’s research hereunder will acknowledge OXiGENE’s support thereof. Notwithstanding the foregoing, the University shall be free to publish its own data developed under the Research Program as of one hundred and eighty (180) days after the end of the Research Term, subject to the provisions of ARTICLE XII hereof and to prior compliance with all provisions hereof regarding reporting of research results and publications.

ARTICLE XI—STATUS OF THE PARTIES

For purposes of this Agreement and in connection with any activity of the University hereunder, the University shall at all times be an independent contractor and not an employee or agent of OXiGENE. No partnership or joint venture is created hereby and neither party is authorized or empowered to act as agent for the other for any purpose or to make any statement, contract, warranty, representation or commitment on behalf of the other. The University’s activities in connection with the Research Program will be conducted by the University at its own risk. The University shall have full authority and responsibility for its activities under the Research Program. People working for the University under the Research Program shall be employees, agents or students of the University and shall not be deemed to be employees or agents of OXiGENE. Employees of OXiGENE who participate in the Research Program shall do so at the risk and cost of OXiGENE and shall not be deemed to be employees or agents of the University.

ARTICLE XII—CONFIDENTIALITY

12.1 All Confidential Information shall be received by the University (including all appropriate employees, agents and independent contractors) in strictest confidence and used solely in furtherance of this Agreement, and shall be accorded at least the same degree of confidentiality and secrecy with which the University holds its own most confidential information of a similar nature but in no event less than reasonable care. Such Confidential Information shall not be disclosed to any persons other than: (i) employees or agents of the University who have reasonable need for access to such information in connection with the University’s performance under this Agreement and who are bound to the University by a written agreement of confidentiality containing terms consistent with those contained in this Paragraph; and (ii) governmental authorities, as required, to obtain necessary regulatory clearances. Information shall not be deemed to be Confidential Information and such restrictions shall not apply to any such information: (a) which is, or subsequently may become, within the knowledge of the general public, without the fault of the University, (b) which is known to the University prior to the time of receipt thereof from OXiGENE, as shown by written records of the University, or (c) which is subsequently rightfully obtained from sources other than OXiGENE having the lawful right to disclose such information. In the event that the University becomes legally required to disclose any Confidential Information, the University shall provide OXiGENE with prompt notice so that OXiGENE may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that OXiGENE waives compliance with the provisions of this Agreement, the University shall furnish only that portion of the Confidential Information which is legally required in the opinion of the University’s counsel.

12.2     The University shall use all Biological Materials solely in furtherance of this Agreement, and will not furnish any Biological Materials to any other party without the prior written approval of OXiGENE, except in accordance with University’s rights as set forth in Section 4.2. Notwithstanding the foregoing and subject to Section 5.8, Principal Investigators shall be permitted to provide Biological Materials to academic collaborators upon prior written approval of OXiGENE, such approval to not be unreasonably withheld or delayed, and provided that such academic collaborator has executed a Material Transfer Agreement in the form set forth in Appendix D hereto or in another form approved in writing by OXiGENE, such approval to not be unreasonably withheld.

ARTICLE XIII—ABATEMENT OF INFRINGEMENT

If at any time any third party shall be suspected of infringing any unexpired patent licensed hereunder and OXiGENE shall give notice in writing to the University of the existence of such suspected infringement, then OXiGENE may at its election bring suit in its own name or in the name of the University against such suspected infringer. The University shall execute such legal papers necessary for the prosecution of such suit as may be requested by OXiGENE, and OXiGENE shall be liable for all costs and expenses of such litigation and shall be entitled to receive and retain all recoveries therefrom after first reimbursing University for any royalties withheld pursuant to Section 5.7. The University will at all times fully cooperate with OXiGENE in the enforcement of the Patent Rights and shall furnish OXiGENE all information and records requested by OXiGENE in connection therewith.

ARTICLE XIV—NOTICE

Any notice required under this Agreement shall be considered given upon the earlier of: (i) when actually received at the address set forth below; or (ii) two business days after such notice, properly addressed and shipped by overnight service providing evidence of delivery or by certified mail, return receipt requested, is sent by either party to the other. The proper addresses for notice are as follows:

If to the University:	Baylor University P.O. Box 97088 Waco, Texas 76798-7088 Attention: Gary E. Carter Director, Sponsored Programs

with a copy to:	Prof. Robert Kane Department of Chemistry Baylor University P.O. Box 97348 Waco, Texas 76798-7348

and a copy to:	Daniel Hodgins, Esq. Crowe & Dunlevy 1800 Mid-America Tower 20 North Broadway Oklahoma City, OK 73102-8273

and a copy to:	Office of General Counsel Baylor University P.O. Box 97034 Waco, Texas 76798-7034

If to OXiGENE:	OXiGENE, Inc. One Copley Place, Suite 602 Boston, MA 02116 Attention: President

with a copy to:	Jeffrey M. Wiesen, Esquire Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111

ARTICLE XV—MISCELLANEOUS

15.1     This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America, without application of principles of conflict of law.

15.2     This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and as such supersedes all previous written and oral negotiations, agreements, contracts, representations, letters of intent, understandings and commitments with respect thereto, including without limitation, the Sponsored Program Agreement between OXiGENE Europe AB (a wholly-owned subsidiary of OXiGENE) and University dated June 24, 1997, the Sponsored Program Agreement between OXiGENE and University dated April 1, 1998, and the Sponsored Program Agreement between OXiGENE Europe AB and University dated December 21, 1998. This Agreement may be modified, discharged, amended, or extended only by a writing signed by a duly authorized representative of the parties.

15.3     If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable, in whole or in part, under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. The parties hereto covenant and agree to renegotiate the affected portions of any such provision or application thereof in good faith in order to provide a reasonably acceptable alternative to the provision of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

15.4     Neither OXiGENE nor the University shall make any news release or other public statement, whether to the press, stockholders or otherwise, disclosing the terms of this Agreement or of any amendment hereto, the relationship of the parties hereto, the performance hereunder or the existence of this arrangement between the parties without the prior written approval of the other party, except as required by law or regulation.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, and intending to be bound hereby, the parties have caused this agreement to be signed by their duly authorized representatives.

OXIGENE, INC.

By:   /s/ Bo Haglund

Name:   Bo Haglund

Title:   Chief Financial Officer

BAYLOR UNIVERSITY

By:  /s/ Donald D. Schmeltekopf

Name:  Donald D. Schmeltekopf

Title:  Provost and Vice President for Academic Affairs

APPENDIX A

INITIAL PLAN FOR RESEARCH AND BUDGET

CENTER FOR DRUG DISCOVERY

A Proposal Submitted to Oxigene, Inc.

Principal Investigators:

Professors B. Mark Britt, Robert R. Kane, and Kevin G. Pinney

DEPARTMENT OF CHEMISTRY AND BIOCHEMISTRY

BAYLOR UNIVERSITY

Grant Period:

June 1, 1999 through May 31, 2000

PROGRAM SUMMARY

OXiGENE CENTER FOR DRUG DISCOVERY

DEPARTMENT OF CHEMISTRY AND BIOCHEMISTRY

BAYLOR UNIVERSITY

June 1, 1999 through May 31, 2000

Center Components

1) ‘Synthesis of ADA-resistant Cordycepins and Novel Sensitizing or Anti-Inflammatory Benzamides’ Professor Robert Kane, P.I.	$130,114

2) ‘Designed Inhibitors of Tubulin Polymerization as Anti-Angiogenesis Drugs’ Professor Kevin Pinney, P.I.	$143,437

3) ‘Adenosine Deaminase and Cordycepin Derivatives’ Professor B. Mark Britt, P.I.	$15, 875

4) ‘Biological Evaluation of Cordycepins, Combretastatins, and Benzamides’ Professor Robert Kane, P.I.	$161,398

5) ‘OXiGENE Drug Discovery Center Support’ Professor Robert Kane, P.I.	$41,069

Total Center Funding	$491,893

CONTENTS

Part I.	Project Descriptions

	1. Synthesis of ADA-resistant Cordycepins and Novel Sensitizing or Anti-Inflammatory Benzamides (RRK)	5-9

	2. Designed Inhibitors of Tubulin Polymerization as Anti-Angiogenesis Drugs (KGP)	10-19

	3. Adenosine Deaminase and Cordycepin Derivatives (BMB)	20

	4. Biological Evaluation of Cordycepins, Combretastatins, and Benzamides (RRK)	21-23

	5. OXiGENE Center for Drug Discovery (RRK)	24

Part II.	Project Budgets

	1. Synthesis of ADA-resistant Cordycepins and Novel Sensitizing or Anti-Inflammatory Benzamides (RRK)	26

	2. Designed Inhibitors of Tubulin Polymerization as Anti-Angiogenesis Drugs (KGP)	27

	3. Adenosine Deaminase and Cordycepin Derivatives (BMB)	28

	4. Biological Evaluation of Cordycepins, Combretastatins, and Benzamides (RRK)	29

	5. OXiGENE Center for Drug Discovery (RRK)	30

Project Descriptions

PROJECT 1: SYNTHESIS OF ADA-RESISTANT CORDYCEPINS AND NOVEL SENSITIZING

OR ANTI-INFLAMMATORY BENZAMIDES

Professor Robert R. Kane. Principal Investigator

INTRODUCTION

Cordycepin (3’-deoxyadenosine; below) is a naturally occurring nucleoside antibiotic isolated from the fungus Cordyceps militaris. Oxigene is presently exploring the application of this compound to parasitic and fungal diseases as well as leukemia. Unfortunately, the in vivo activity of cordycepin is limited by its rapid metabolism by adenosine deaminase to 3’-deoxyinosine. Two routes are presently being explored in order to avoid this unwelcome conversion:

•	the use of adenosine deaminase inhibitors in concert with cordycepin treatment;

•	the conversion of cordycepin into biologically active derivatives which do not serve as substrates for adenosine deaminase.

One major emphasis of the research described in this proposal will be the synthesis of a wide array of structurally diverse cordycepin derivatives. These syntheses will be directed by promising biological data which has already been acquired on several cordycepin derivatives synthesized in our laboratory. This work will also take advantage of assays for ADA resistance which are being developed in the project directed by Britt.

A second focus of this research project will be the synthesis of a number of benzamides designed to take advantage of the SAR which 2we have been developing in our previous studies of this versatile class of compounds.

Compounds synthesized will be evaluated in biological screens performed at Baylor, or will be provided to OXiGENE collaborators for evaluation, as appropriate.

In general, our laboratory will serve as a center for synthetic chemistry in OXiGENE collaboration, and therefore we will strive to synthesize new compounds as they become of interest to OXiGENE or its collaborators. Although several target compounds will be described in this proposal, prioritization will change as OXiGENE priorities change, as far as is practical.

RECENT RESULTS

A number of novel cordycepin derivatives have been synthesized in our laboratory during the past year. Of these, CORDY-101, CORDY-102, and CORDY-200 are presently being evaluated in several biological models. Of special note is CORDY-101, which although exhibiting a 30-fold reduction in cytotoxicity (from 1 µM in cordycepin to 30 µM for CORDY-101), is of interest because of the lack of necessity for an ADA inhibitor as well as a MTD toxicity of >1200 mg/kg (vs <15 mg/kg for cordycepin)! Obviously, we are actively designing similar compounds in order to improve on this significant result.

In the benzamide arena, we have recently made several very provocative discoveries. For example, it has been demonstrated the simple acetylation of metoclopramide or declopramide results in a dramatic decrease in the ability of these compounds to induce apoptosis, while causing them to become excellent candidates as anti-inflammatory compounds due to their ability to inhibit NFkB.

Additionally, we have identified that O-substitution of metoclopramide can enhance its ability to induce apoptosis. This substitution is also expected to reduce the CNS side effect profile often exhibited by this class of compounds.

Two additional compounds which have recently been discovered and deserve additional attention due to their enhanced abilities to induce apoptosis and inhibit NFkB are MCA-101, a N-unsubstituted benzamide, and MCA-201, a dimeric version of metoclopramide.

SPECIFIC AIMS

The overall focus research project is the development of novel, proprietary derivatives of cordycepin exhibiting enhanced stability towards ADA while retaining the parent compound’s biological activity. We will also attempt to expand our knowledge of the SAR of the benzamide compounds of interest to OXiGENE, while concurrently attempting to develop optimized compounds with either the ability to induce apoptosis or to inhibit NFkB. These goals will be accomplished through the following specific aims:

1.	The Synthesis, Purification, and Chemical Characterization of a Variety of N-Imino Cordycepin Derivatives.

2.	The Synthesis, Purification, and Chemical Characterization of a Variety of Other ADA Resistant Derivatives of Cordycepin.

3.	The Synthesis, Purification, and Chemical Characterization of a Variety of Compounds Related to N_Acetyl Declopramide for Use in Inhibition of NFkB.

4.	The Synthesis, Purification, and Chemical Characterization of O-Substituted Benzamides for use in Induction of Apoptosis.

5.	The Synthesis, Purification, and Chemical Characterization of Other Compounds of Interest to OXiGENE or Its Collaborators.

EXPERIMENTAL PROCEDURE

As outlined above, the proposed research will be guided by five specific aims. The research necessary to accomplish these aims will require competence in synthesis as well as careful quantitative and qualitative analysis. For each derivative synthesized material of sufficient quantity and purity will be supplied to Oxigene for their thorough biological evaluation. Our previous experience with these compounds demonstrates our general competence in this area. Target selection and prioritization will be developed in close collaboration with Oxigene scientists.

BUDGET JUSTIFICATION

The budget for this project is appropriate for the scope of the studies proposed.

•    Salaries:    The bulk of the work on the cordycepin project is to be performed by the experienced postdoctoral research associate who is presently doing this work. A graduate student, assisted in routine matters by an advanced undergraduate researchers competent in organic synthesis, structure elucidation, and HPLC analysis, will perform the benzamide syntheses. The PI will spend a significant amount of time guiding the researchers, planning experiments, and evaluating the results.

•     Fringe Benefits: Normal benefit costs.

•     Supplies: Every aspect of this project will require expendable supplies. A significant portion of the budget for supplies will be expended on chemicals, including starting materials, reagents, solvents, and inert gasses necessary for derivative syntheses. It should be noted that these supplies are to be shared between two nominally independent projects. Solvents will also be necessary for compound purification and HPLC analyses (requiring HPLC-grade solvents). Silica gel (normal and reverse phase) will also be a substantial chemical expense. Glassware and disposable supplies costs are minimal.

•     Major Equipment: A rotary evaporator and vacuum pump are required to fully outfit new laboratory space which will be provided to the postdoctoral researcher.

•     Contract Services: Mass spectrometry will be extensively applied in the characterization of unknown compounds. The services at the UC Riverside facility are superior to those at Baylor, and will be especially important in exact mass (molecular formula) determinations. Funds for HPLC service are also requested.

•     Travel: A small sum is budgeted to allow the PI and postdoc to travel to a domestic (US) meeting to present results from these studies (upon clearance from OXiGENE).

•     Overhead: Baylor University charges 55% overhead against salaries and stipends. There are no overhead charges associated with other budget items.

LABORATORY EQUIPMENT AVAILABLE TO THE PROJECT

Beckman DU-640 UV/Vis Spectrophotometer

Beckman System Gold Binary HPLC with UV Detector

Biotage Flash Chromatography System

Milli-Q Water Purification System

Complete Organic Synthesis Laboratory

A wide variety of ancillary equipment including rotary evaporators, melting point apparatus, microcentrifuge, speedvac, vacuum pumps, micropipettors, mixers, incubators, pH meter, refrigerator, freezer, analytical balances, electrophoresis equipment, thermal cycler, etc.

Additional laboratory space (~900 ft2) will be assigned for the PI’s use upon funding of the project.

MAJOR RESEARCH INSTRUMENTATION AVAILABLE TO THE PROJECT

A wide assortment of major research instrumentation will be available for project use at no cost, including:

VG/Fisons Prospec 3000 and Finnigan 1020B Mass Spectrometers

Bruker 300 and 360 MHz NMR’s, with variable temperature and multi-nuclear capabilities

Enraf-Nonius CAD4-F single crystal x-ray diffractometer

ATI Mattson Cygnus 100, Bruker IFS25, and Perkin-Elmer 1600 FT-IR’s

Rudolph Autopol polarimeter

A variety of GC/HPLC instruments

VG/Fisons ProSpec 3000 EI/CI/LSI mass spectrometer

Finnigan 1020B quadrapole mass spectrometer

HP gas chromatograph/mass spectrometer

DuPont Sorval RC5B centrifuge

PROJECT 2: DESIGNED INHIBITORS OF TUBULIN POLYMERIZATION AS

ANTI-ANGIOGENESIS DRUGS

Professor Kevin G. Pinney. Principal Investigator

Brief Summary and Specific Aims of Proposed Research

An emerging area of cancer chemotherapy centers on the development of anti-angiogenesis drugs which selectively target the vasculature of tumor cells while leaving healthy cells intact. Combretastatin A-4 prodrug1 is one of the leading new candidates from among a relatively small collection of known world compounds which display this anti-angiogenic efficacy. Discovered by Professor George R. Pettit2 (Arizona State University) from a willow tree (combretum caffrum) in South Africa in the 1970s, this compound is currently undergoing phase I clinical evaluation sponsored and licensed by OXiGENE, Inc.

Combretastatin A-4 (CSA-4)3 is a potent inhibitor of tubulin polymerization which binds to the colchicine site on ñ-tubulin. Interestingly, CSA-4 itself does not demonstrate destruction of tumor vasculature, while CSA-4 prodrug is very active in terms of tumor vasculature destruction.4 It is very likely that the phosphate ester portion of the prodrug undergoes dephosphorylation (perhaps through the action of endothelial alkaline phosphatases) selectively at sites of enhanced vascularization to reveal the potent CSA-4 itself which destroys the tumor cell through an inhibition of tubulin polymerization.5 The dephosphorylation event takes place selectively at tumor cells since tumor cells represent sites of prolific vascularization. This need for enhanced vascularization is not necessary for healthy cells. Hence, this dual-mode reactivity profile is clearly important in order to target tumor cells selectively over healthy cells. This is a proposal which has been advanced by Professor Ronald Pero (OXiGENE, Inc., University of Lund) for which a variety of strong evidence has been obtained.6

A program underway in our laboratory for several years has focused on the salient aspects of molecular recognition which are key events for enhanced binding interactions at the colchicine site. Although this program has centered on addressing a variety of basic research questions focused on this molecular recognition event, an interesting outgrowth has been the development of several new classes of compounds which demonstrate excellent cytotoxicity against selected human cancer cell lines (in vitro) and potent inhibition of tubulin polymerization.7 In order to validate and further expand the idea that the incorporation of the phosphate prodrug feature within compounds which are known inhibitors of tubulin polymerization will result in highly cytotoxic agents which selectively target tumor cell vasculature, a variety of new anti-cancer drug candidates will be prepared and evaluated for their biological profiles of efficacy. In order to facilitate these studies, the following research strategy will be employed:

(2)	A minimum of five (5) new compounds will be prepared by chemical synthesis during the initial twelve month funding period which will incorporate the phosphate ester functionality situated on compounds which are known inhibitors of tubulin polymerization. These compounds include a benzo[b]thiophene ligand 1, a colchicine ligand 2, a dihydronaphthalene ligand 3, a 3’-aminocombretastatin analog 4, and a 2-methoxyestradiol congener 5 (Figure 1).

(3)	Biological evaluation of these compounds will include:

a)	Cytotoxicity studies (in vitro) against human cancer cell lines

b)	Inhibition of tubulin polymerization studies

c)	Evaluation for anti-angiogenesis capability

d)	Potential in vivo work through the Developmental Therapeutics Program of the National Cancer Institute

(4)	Feedback information from these initial target compounds will serve as a preliminary structure-activity guideline for the selection of other new target compounds. This selection process will be aided by molecular modeling studies as well as X-ray crystallographic analyses (when appropriate).

Figure 1    Target Prodrugs as Anti-Angiogenesis Cancr Drug Candidates

RESEARCH DESIGN AND METHODS

Tubulin is currently among the most attractive therapeutic targets in new drug design for the treatment of solid tumors. The heralded success of vincristine and taxol along with the promise of combretastatin A-4 (CSA-4) prodrug and dolastatin 10, to name just a few, have firmly established the clinical efficacy of these antimitotic agents for cancer treatment. Our long-standing interest in molecular recognition for the colchicine binding site on ß-tubulin has evolved to currently focus primarily on aryl-aryl (pseudo-pi stacking) interactions as well as the use of estrogen receptor molecular scaffolds in the design of new tubulin-binding ligands. It is through this study of molecular recognition for the colchicine binding site that we have discovered the benzo[b]thiophene and dihydronaphthalene classes of inhibitors of tubulin polymerization.7

BENZO[B]THIOPHENE AND ESTRADIOL-BASED DRUG CANDIDATES

We have developed a working hypothesis suggesting that the discovery of new antimitotic agents may result from the judicious combination of a molecular template (scaffold) which in appropriately substituted form (ie. phenolic moieties, etc.) interacts with estrogen receptor (ER), suitably modified with structural features deemed imperative for tubulin binding (arylalkoxy groups, certain halogen substitutions, etc.). The methoxy aryl functionality seems especially important for increased interaction at the colchicine binding site in certain analogs. Upon formulation of this hypothesis concerning ER molecular templates, our initial design and synthesis efforts centered on benzo[b]thiophene ligands modeled after raloxifene, the selective estrogen receptor modulator (SERM) developed by Eli Lilly and Co8 (Fig. 2). Our initial studies resulted in the preparation of a very active benzo[b]thiophene-based antitubulin agent which has recently been selected by the National Cancer Institute for in vivo evaluation.9

Figure 2 Benzo[b] thiophene Molecular Scaffold for Estrogen Receptor and Tubulin

In further support of our hypothesis, recent studies have shown that certain estrogen receptor (ER) binding compounds as structurally modified estradiol congeners (2-methoxyestradiol, for example) interact with tubulin and inhibit tubulin polymerization.10 Estradiol is, of course, perhaps the most important estrogen in humans, and it is intriguing and instructive that the addition of the methoxy aryl motif to this compound makes it interactive with tubulin (Fig. 3). It is also noteworthy that 2-methoxyestradiol is a natural mammalian metabolite of estradiol and may play a cell growth regulatory role especially prominent during pregnancy. In addition, 2-methoxyestradiol has been investigated for efficacy as an anti-angiogenesis agent.11

Figure 3 Estradiol-based Inhibitors of Tubulin Polymerization

Synthesis of Benzo[b]thiophene-Based Prodrug

We have previously prepared by total synthesis a trimethoxybenzoyl-benzo[b]thiophene ligand (Fig. 2) which demonstrates significant cytotoxicity against selected human cancer cell lines in vitro (mean GI50=3.31 x 10-7 M, NCI 60 cell line panel), and is a strong inhibitor of the rate of tubulin assembly.7 This compound was recently selected by the NCI for some preliminary in vivo studies using a Hollow Fiber Assay. A logical extension of this work is to locate a hydroxy moiety at the 3’ position on the pendant 2-aryl ring in order to more closely mimic the structural resemblance to combretastatin A-4. A logical and concise approach to this phenolic benzo[b]thiophene ligand 12 (Scheme I) features a Friedel-Crafts acylation reaction as a key synthetic transformation.12

Scheme I    Synthesis of Benzol[b]thiophene Antimitotic Agents

Phenol 12 will be converted to the corresponding phosphate prodrug 1 following the methodology reported by Pettit and co-workers in their preparation of the combretastatin prodrug.21

The benzo[b]thiophene phosphate prodrug 1 is an ideal candidate for development as a potential anti-angiogenesis drug. In terms of biological efficacy, prodrug 1 will most likely mirror the cytotoxicity and tubulin activity of the combretastatin prodrug since both parent compounds are known to interact at the colchicine binding site on ß-tubulin. However, the benzo[b]thiophene prodrug 1 will not be prone to cis-trans isomerization which often proves problematic with the combretastatin prodrug. In addition, the synthesis of the compound should prove facile, and could readily be scaled-up without (most-likely) the need for chromatography in any of the purification steps.

Synthesis of an Estradiol-Based Prodrug

A variety of studies have demonstrated that alkoxy and related substitution at the 2-position of estradiol results in the formation of compounds which are cytotoxic and inhibit tubulin polymerization.10 In addition, certain of these compounds are thought to demonstrate anti-angiogenic activity. In order to further evaluate the proposal put forth by Professor Ron Pero (OXiGENE, Inc.)5 regarding the biological mechanism of action that allows the combretastatin A-4 prodrug to target tumor vasculature while leaving healthy cells intact and viable, we will prepare a phosphate prodrug variant of 2-methoxyestradiol. The synthesis of this compound will use standard methodology, and the phosphate portion of the molecule will be introduced in a manner analogous to that described for the benzo[b]thiophene derivative (Scheme I).

Synthesis of a Colchicine-Based Prodrug

An obvious and exciting extension of this work will focus on the preparation of colchicine-based phosphate prodrug 2 (Fig. 1). Colchicine is, of course, the parent compound for the binding site located on ß-tubulin which bears its name. Combretastatin A-4 is a superb binder to the colchicine binding site. Synthesis of this compound will follow standard methods and protocols.

Synthesis of a Dihydronaphthalene-Based Prodrug

A variety of compounds which interact with the estrogen receptor are known which have a substituted tetralin molecular framework as the core structural component. The Eli Lilly and Co. potent antiestrogen trioxifene mesylate13 is tetralin based. We have already prepared a dihydronaphthalene (tetralin) ligand 17 which demonstrates excellent cytotoxicity and strong inhibition of tubulin polymerization (IC50 = 1.7 µM, compared to combretastatin A-4, IC50 = 1-2

µM).7 It is intriguing to consider what enhancement in biological activity will be achieved when a phenolic group is introduced at the 5-position in order to more closely mimic the structural motif of combretastatin A-4. It will then be possible to convert this phenolic derivative 16 (Scheme II) directly into a phosphate prodrug for further biological evaluation.

Scheme II    Preparation of a Dihydronaphthalene Phosphate Prodrug

Synthesis of a Combretastatin Phosphoramidate Prodrug

Previous work from our group14 as well as the Japanese pharmaceutical Co. (Ajinomoto)15 has clearly demonstrated the superb biological activity (cytoxicity and inhibition of tubulin polymerization) of the 3-amino-combretastatin A-4 analog. This 3-amino compound mirrors the activity level enjoyed by combretastatin A-4 itself. Accordingly, we will prepare a phosphoramidate prodrug derivative 5 (Scheme III) in order to evaluate the efficacy of this compound in terms of anti-angiogenic activity and to further validate the proposed biological mechanism of these phosphorous derivatives (described elsewhere in this proposal).6

Scheme III    Synthesis of Combretastatin Phosphoramidate Prodrug

BIOCHEMICAL EVALUATION

It is our contention that in phosphorylated form these prodrugs, as described, will not bind in any appreciable manner to tubulin or effect inhibition of tubulin polymerization to any significant extent. This is clearly apparent in the combretastatin series where the parent compound CSA-4 is extremely cytotoxic and remarkable in terms of its ability to inhibit tubulin polymerization while the prodrug (phosphorylated analog) is not nearly as active in these in vitro studies (Fig. 4). However, in vivo, the CSA-4 pro-drug undergoes selective dephosphorylation

(presumably through the action of endothelial alkaline phosphatases) at sites of proliferating vascularization to reveal the parent CSA-4 which is extremely cytotoxic through an ability to inhibit tubulin polymerization. These sites of enhanced levels of vascularization are located primarily at tumor cells which rely on continual new blood vessel formation in order to transport nutrients and remove waste products. This continual vascularization is not a necessary component for normal, healthy cells. Hence, this dual-mode reactivity profile is clearly important in order to target tumor cells selectively over healthy cells. It is our contention, therefore, that the new prodrugs we prepare in this study will not demonstrate significant in vitro cytotoxicity or inhibition of tubulin polymerization, however, in vivo, they will mimic (or potentially exceed) the vasculature destruction demonstrated by the CSA-4 prodrug. This idea is clearly proposed by Professor Pero (University of Lund, and OXiGENE, Inc.) in his recent patent application.6

Tubulin Polymerization Assay

The newly prepared reagents will be evaluated for their ability to inhibit tubulin polymerization. Purified tubulin is obtained from bovine brain as previously described.16 The IC50 values for tubulin polymerization are determined graphically from a standard assay which has been previously described.17 This assay involves a preincubation of tubulin with various concentrations of the inhibitor, followed by addition of GTP (to induce polymerization). The polymerization is then monitored by turbidimetry at 350 nm. Suitable control experiments will be run in parallel. These biochemical experiments will be carried out with one of our collaborators. As noted above, it is our contention that in phosphorylated form the prodrugs proposed in this study will not demonstrate (in vitro) appreciable inhibition of tubulin polymerization. However, in vivo, they should be selective in terms of their ability to destroy the vasculature of developing tumor cells.

Colchicine Binding Assay

The ability of the new reagents to inhibit the binding of [3H]colchicine to tubulin will be evaluated through a competitive binding assay as previously described.18 [3H]colchicine is commercially available from Amersham. These biochemical experiments will be carried out with one of our collaborators. As noted above, it is our contention that in phosphorylated form the prodrugs proposed in this study will not demonstrate (in vitro) appreciable binding affinity for tubulin. However, in vivo, they should be selective in terms of their ability to destroy the vasculature of developing tumor cells.

Cytotoxicity Assays

The newly prepared ligands will be evaluated for cytotoxic activity against P388 leukemia cells as well as against a selection of other human cancer cell lines.19 These biochemical experiments will be carried out with one of our collaborators. In addition, suitably active ligands may be submitted on a confidential basis to the Developmental Therapeutics Program of the National Cancer Institute for evaluation against their human 60 cell-line panel.20

As noted above, it is our contention that in phosphorylated form the prodrugs proposed in this study will not demonstrate (in vitro) appreciable cytotoxicity. However, in vivo, they should be selective in terms of their ability to destroy the vasculature of developing tumor cells.

Anti-angiogenesis Assays

The newly prepared ligands will be evaluated through a high definition screen developed by OXiGENE (Professor Ronald Pero) as an indicator of potential anti-angiogenic acitivity. In addition to the ligands described in this application, numerous other compounds which currently exist in Dr. Pinney’s research group inventory will be subjected to this screening assay.

Summary and Future Work

A minimum of five new compounds will be prepared and evaluated in terms of their effectiveness as anti-angiogenesis drugs. It is anticipated that structure-activity relationship studies will guide further target molecule selection. Most certainly, a wide variety of additional compounds will be prepared under the auspices of this program in addition to the five compounds that will warrant our initial time and attention.

In the vast majority of compounds which undergo binding interactions at the colchicine site, there is clearly an element of aryl-aryl interaction that conceivably plays a significant role in terms of molecular recognition for the site. The studies presented in this application should be sufficient to either lend both qualitative as well as quantitative (in terms of aryl-aryl centroid distances) credence to the hypothesis regarding the necessity of aryl-aryl interaction within the ligand for binding recognition or to dispute the notion and perhaps offer a different paradigm for binding at the colchicine site. Ultimately this expanded knowledge base of molecular recognition aspects paramount for tubulin binding at the colchicine site will be invaluable for the design of new and more potent inhibitors of tubulin polymerization.

TENTATIVE TIMETABLE FOR THIS PROPOSED PROJECT

Initial Funding Period May 1, 1999-April 30, 2000

First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Synthesis of Benzo[b]thiophene Prodrug 1		SAR Consideration of Initial Targets During the First Two Quarters Will Guide New Target Selection

Synthesis of Colchicine Prodrug 2

Synthesis of Dihydronaphthalene Prodrug 3

Synthesis of 2-Methoxyestradiol Prodrug 4		Synthesis of New Ligands Suggested by SAR Studies
Synthesis of Combretastatin Phosphoramidate Prodrug 5

Synthesis of Additional Phosphate Prodrugs

Cytotoxicity Evaluation

Inhibition of Tubulin Polymerization Studies

Anti-Angiogenesis Screening

X-ray Crystallography and Molecular Modeling

Resources, Environment, and Major Equipment

The principal investigator (PI) has a modern 500 square foot laboratory, which was completely remodeled by Baylor University according to the PI’s specifications as part of his original start-up package (five years ago). The laboratory is fully equipped with four fume hoods (including two new 8 foot hoods), vacuum equipment, rotary evaporators, balances, dry solvent stills, refrigerator/freezer, glassware, chemicals, Rayonet Photochemical Reactor, melting point apparatus, and appropriate instrumentation (UV-visible spectrophotometer, capillary gas chromatograph, high-pressure liquid chromatograph, and polarimeter). This laboratory houses a Power Macintosh 4400 (200 MHz) and two Macintosh SE-30 computers (with the appropriate software (ChemDraw, Microsoft Word, etc)) for graduate and undergraduate student use. The PI has a second laboratory (approx. 200 square feet) which is used primarily for chromatography and reaction preparation and work-up (isolation). This laboratory also houses a vacuum drying oven, solvent stills, and student desk space. In addition, the PI has a third laboratory (approx. 200 square feet) which is set up for biochemical assays, has space for graduate student desks, and houses a Macintosh LC III computer. The PI was recently provided with a fourth laboratory (500 square feet) which is equipped with a new eight foot fume hood, and two four foot fume hoods. This laboratory is set up synthesis and product purification and also houses a Macintosh Centris 650 computer for student use. The PI currently (spring 1999) has a research group which includes six (6) graduate students, and fifteen (15) undergraduate students.

The PI has a Macintosh G3 MT (350 MHz) computer in his office complete with necessary software (Microsoft Word, Microsoft Excel, ChemDraw Pro, Chem 3D Pro, etc). The PI has a color HP DeskJet 870Cxi printer The PI has ready access to the University VAX computing facilities. In addition, the PI has a Silicon Graphics Computer System (Indigo—Extreme) with appropriate software (Sybyl and Macromodel) for molecular modeling. The PI has a 100 square foot office. Attached to this office is an outer office (150 square feet) which houses a Laserwriter and space for a student secretary (shared with 1 other faculty member).

The Chemistry Department has an adequate chemical/supply stockroom (which is staffed by two full-time employees), and well-equipped machine and electronic shops. Secretarial support is provided by three full-time staff, as well as part-time student workers. The library subscribes to all major chemistry journals (130 publications). Literature searching is available through faculty desktop computers.

MAJOR EQUIPMENT

The Chemistry Department at Baylor University is also well equipped with instrumentation and support facilities for carrying out chemical research. All pieces of major equipment are housed within the chemistry department itself. Currently there are no charges assessed for the use of any of this instrumentation.

PROJECT 3: ADENOSINE DEAMINASE AND CORDYCEPIN DERIVATIVES

Professor B. Mark Britt, Principal Investigator

The resistance of a given cordycepin analogue towards the enzyme adenosine deaminase (ADA) may be a significant predictor of the potential efficacy of the drug. Accordingly, it would prove advantageous to develop a method to rapidly and inexpensively demonstrate whether newly synthesized compounds serve as substrates for ADA. As adenosine and inosine have very different UV spectra, we routinely monitor the ADA-catalyzed conversion of adenosine to inosine using stopped flow UV spectroscopy. Accordingly, we propose to determine the reactivity of a given cordycepin derivative with ADA by monitoring the compound’s UV spectrum in the presence of ADA as a function of time. Although this methodology assumes that ADA will convert each cordycepin derivative to the corresponding 3’-deoxyinosine derivative, this assumption is expected to be valid for the majority of the cordycepin derivatives presently being synthesized.

A second method for determining the ADA reactivity of a given cordycepin analogue is via HPLC analysis of the compound after exposure to ADA. Accordingly, this method may possibly be used in parallel with the UV spectrometric analyses. However, as the independent synthesis of the specific inosine derivatives would be necessary in order to decipher the results from HPLC stability studies, this technique will be considered only if the UV spectrometric experiments are inconclusive or especially provocative.

Our laboratory has extensive experience in the analysis of substrate and inhibitor binding kinetics for adenosine deaminase. Accordingly, we feel that we are especially suited to perform this project.

PROJECT 4: BIOLOGICAL EVALUATION OF CORDYCEPINS, COMBRETASTATINS, AND

BENZAMIDES

Professor Robert R. Kane, Principal Investigator

BACKGROUND

The purpose of this project is to establish an in vitro screening program at Baylor University. With this “in house” screening facility we will be able to do a quick first biological activity check on newly synthesized analogs. This will be important in order to direct future structural design of possible active compounds. The in vitro biological screening assays are chosen for their ability to monitor biological effects in the development of new drugs of the following groups of Oxigene plattform compounds.

(i)	N-substituted benzamides which inhibit DNA repair, NK-kB activity and inflammatory cytokine production. They also induce apoptosis, PARP activity, cADP ribose and clonogenic cytotoxicity.

(ii)	Cordycepin (3’dA), and it’s analogs which inhibit DNA repair and TdT activity. It also imbalances nucleotide pools, induces apoptosis and increases clonogenic cytotoxicity.

(iii)	Combretastatins bind tubulins, induce apoptosis and increase cytotoxicity of proliferating vascular endothelial cells (IC50 = 1-2 nM) and tumor cells (IC50 = 1-2 nM) as well as stimulate immune cell response.

EXPERIMENTAL APPROACH

Candidate compounds. Novel analogs of the above mentioned groups of compounds will be designed and supplied by the Kane and the Pinney laboratories.

In vitro cell assay systems. An outline and justification for selection of human tumor cell lines are provided below.

Tumor cell line	Justification

Nalm 6 human preB-cells	TdT-positive cell line sensitive to cordycepin.
HUT 102 human T-cell leukemia	TdT-negative cell line not sensitive to cordycepin.

H-2981 human adenocarcinoma	This cell line behaves as a TdT positive cell line. It can be Xenografted into Scid mice as well as cultured in vitro.
HL60 and K-562 leukemic cells	Most of the mechanistic work on the N-substitutedbenzamides has used these cell models. HL60 cells are sensitive to induction of apoptosis whereas K-562 cells resistant.
HUVEC and human diploid fibroblasts	Model vascular target cell lines to monitor and evaluate the cytotoxicity of combretastatin analogs and/or other tubulin binder compounds and other biological effects such as alkaline phosphatase activity.

Bioassay endpoints. The endpoints selected for this study are designed to measure and possible understand how these three groups of compounds kill cells.

(1)	Drug-induced cytotoxicity estimated by the MTT-assay and the clonogenic assay.

(2)	Drug induced apoptosis. Estimated by DNA fragmentation and/or morphology. Relate it to nucleotide pool imbalance, BCL-2/BAX expression, caspase activity, NK-kB activity, differentiation and clonogenic cytotoxicity.

(3)	Nucleotide pools. Relate it to drug types, apoptosis, NADase and ADA activity, differentiation and clonogenic cytotoxicity.

(4)	NADase/cyclase and adenosine deaminase (ADA) activity. Quantify these primary ectoplasmic enzyme activities and relate it to drug-induced cytotoxicity and nucleotide pool imbalance.

(5)	Alkaline phosphatase assay for the development of A4 prodrugs.

DESIGN

Once promising drugs or drug combinations are identified by our in vitro assay system they will be further evaluated in vivo in collaboration with other research groups.

(1)	N-substituted benzamides.

Cell lines: H2981 human lung adenocarcinoma and HL60 cells

Drugs/Purpose: Establish cytoxic base line data in H2981and HL60 for all compounds.

Relate cytotoxicity to apoptosis and NFKB-activity.

Radiosensitization by the benzamides, dose and time schedule.

Study radiolysis of the N-substituted compounds.

Study Bcl-2, Bclx/Bax and GSH/GSSG levels and its interaction with N- substituted benzamides and/or radiation.

(2)	Cordycepin and cordycepin analogs.

Cell lines: Nalm6 & HUT 102 (positive & negative for TdT), H2981, HL60 and K562.

Drugs/Purpose: Establish base line and IC50-values with the MTT- and the clonogenic assays for existing nucleotides and for future synthesized compounds.

Check 3’dA derivatives ± deoxycoformycin (dCF)/ coformycin (CF).

What impact has the ADA activity in TdT(+) & TdT(-) cell lines on the cytotoxicity of cordycepin and its derivatives.

Examining the effect of added ADA to cell cultures in order clarify the role of TdT in the activity of Cordycepin and derivatives.

Is there a difference in purine toxicity between the TdT(+) & TdT(-) cell lines?

(3)	NAD and NAD analogs:

Is the NAD toxicity an adenosine effect?

What is the role of NADase, CD38, apyrase and ADA activity, and their inhibitors?

Where in the cell cycle does NAD/Adenosine have their effects? Is apoptosis involved?

Does NADase activity correlate to NADs cytotoxic effect and/or is NAD-induced cytotoxicity an adenosine effect?

(4)	Combretastatins and combretastatins analogs.

Cell lines: HUVEC and normal epitelial cells.

Drugs/Purpose: Monitor and evaluate the cytotoxicity of combretastatin analogs and/or other tubulin binder compounds.

Evaluate other biological parameters such as alkaline phosphatase activity.

PROJECT 5: OXIGENE CENTER FOR DRUG DISCOVERY

Professor Robert R. Kane, Principal Investigator

The support for this component is intended to assure that every aspect of the OXiGENE Drug Discovery Center at Baylor University is administered the most efficient and cost-effective way. Rather that having each researcher request funding for administrative support, phone fees, etc., support for a half-time administrative assistant who will assist each of the investigators is requested. This assistant will be a critical component of the Center, facilitating information transfer between the investigators and serving as a contact point for OXiGENE. The assistant will also be utilized extensively for the preparation of documents such as reports and manuscripts, for tracking the whereabouts of synthetic materials, and for organizing a central location for filing important documents, storing samples, etc.

It is anticipated that telephone consultation will serve as an important method of communication between Baylor University investigators and other OXiGENE collaborators. Accordingly, a small budget will be established so as to allow this communication to occur freely. Office supplies will also be required. As a consequence of the increased utilization of the NMR equipment at Baylor it is anticipated that a new hard drive will be required to allow the OXiGENE researchers to archive their spectra. No support has been requested for NMR use in any previous proposal.

Finally, the Baylor Investigators will take the responsibility for organizing an OXiGENE –sponsored Cancer Research Symposium at Baylor. This event will be a great PR vehicle for both OXiGENE as well as Baylor University, and will allow OXiGENE collaborators to consult with an internationally recognized researcher who will be chosen to ‘headline’ the symposium. Other presentations will be given by OXiGENE collaborators as well as investigators from the central Texas region (drawing from UT-Austin, UT-Southwestern in Dallas, MD Anderson in Houston, Rice University, Texas A&M University, etc.). The requested funds will be used for a substantial honorarium and travel budget to attract an internationally recognized researcher as well as the symposium expenses, which will include an banquet. Nominations for the ‘headline’ presentation will be made by the Baylor investigators and OXiGENE executives, and the final speaker selection and all administrative details will be handled by the Center.

Project Budgets

PROJECT 1: SYNTHESIS OF ADA-RESISTANT CORDYCEPINS AND NOVEL SENSITIZING

OR ANTI-INFLAMMATORY BENZAMIDES

Professor Robert R. Kane. Principal Investigator

Salaries:
undergrad	one year @ 100% effort	$7,500
grad student	one year @ 100% effort	$15,000
postdoc	one year @ 100% effort	$25,000
PI	summer 1999 (1 month) @ 100% effort	$4,500

Total Salaries:		$52,000

Fringe Benefits:
postdoc	one year (health, social security, annuity)	$7,550
PI	summer 1998 (1 month) @ 100% effort	$964

Total Fringes:		$8,514

Supplies:
Chemicals		$18,000
Glassware		$3,500
Disposables		$3,500
HPLC (columns, solvents)		$3,500

Total Supplies		$28,500

Major Equipment:
Rotary Evaporator		$2,500
Vacuum Pump		$1,500

Total Major Equipment		$4,000

Contract Services:
HPLC Service		$3,500
Mass Spectral Analyses (UC Riverside)		$2,000

Total Contract Services		$5,500

Travel:
postdoc to attend one domestic meeting		$1,500
PI to attend one domestic meeting		$1,500

Total Travel		$3,000

TOTAL GRANT COST (DIRECT)		$101,514
+ overhead (55% of salaries @ $52,000)		$28,600

GRAND TOTAL		$130,114

NOTE: This grant will cover work previously supported by two grants (Cordycepin—$91,252, and Benzamides—$75,314) totaling $166,557. Additionally, only $91,487.50 of the total is a new commitment, as $38,626.50 will be removed from the budget currently funded.

PROJECT 2: DESIGNED INHIBITORS OF TUBULIN POLYMERIZATION AS ANTI-ANGIOGENESIS DRUGS

Professor Kevin G. Pinney. Principal Investigator

Salaries:
undergrad	one year @ 100% effort	$7,000
undergrad	summer @ 100% effort	$3,000
undergrad	summer @ 100% effort	$3,000
grad student	one year @ 50% effort	$6,500
grad student	one year @ 50% effort	$6,500
postdoc	one year @ 100% effort	$25,000
PI	summer 1999 (1 month) @ 100% effort	$5,265

Total Salaries:		$56,265

Fringe Benefits:
postdoc	one year (health, social security, annuity)	$7,550
PI	summer 1998 (1 month) @ 100% effort	$1,076

Total Fringes:		$8,626

Supplies:
Chemicals		$25,000
Glassware		$10,000

Total Supplies		$35,000

Major Equipment:
Rotary Evaporator		$3,500
Computer (for lab, G3MT)		$2,500
Computer (for lab, iMac)		$1,100
Laser Printer (for lab)		$1,500

Total Major Equipment		$8,600

Travel:
visit with collaborators		$1,500
Professional conference		$1,500

Total Travel		$3,000

Publication costs:
Page charges and reprints		$1,000

Total Travel		$1,000

TOTAL GRANT COST (DIRECT)		$112,491

+ overhead (55% of salaries @$ 56,265)	$30,946

GRAND TOTAL	$143,437

PROJECT 3: ADENOSINE DEAMINASE AND CORDYCEPIN DERIVATIVES

Professor B. Mark Britt, Principal Investigator

Salaries:
grad student	one year @ 50% effort	$7,500
PI	summer 1999 (1 month) @ 50% effort	$2,500

Total Salaries:		$10,000

Fringe Benefits:
PI		$500

Total Fringes:		$500

Supplies:
Chemicals		$3,000
Disposables		$1,000

Total Supplies		$4,000

TOTAL GRANT COST (DIRECT)		$14,500
+ overhead (55% of salaries @$ 2,500)		$1,375

GRAND TOTAL		$15,875

PROJECT 4: BIOLOGICAL EVALUATION OF CORDYCEPINS, COMBRETASTATINS, AND

BENZAMIDES

Professor Robert R. Kane, Principal Investigator

Salaries:
postdoc	4 months @ 100% effort	$16,000
postdoc	one year @ 100% effort	$25,000
grad student	one year @100% effort	$15,500
technician	4 months @ 100% effort	$6,880

Total Salaries:		$62,880

Fringe Benefits:
postdoc	4 months (health, social security, annuity)	$3,564
postdoc	one year (health, social security, annuity)	$7,550
technician	4 months (health, social security, annuity)	$2,320

Total Fringes:		$13,434

Supplies:
Misc. Supplies		$30,000
Minor Equipment (centrifuge, electrophoresis)		$1,500
Antibodies, substrates, isotopes		$15,000
HPLC (columns, solvents)		$2,500

Total Supplies		$49,000

Travel:
postdoc to attend one domestic meeting		$1,500

Total Travel		$1,500

TOTAL GRANT COST (DIRECT)		$126,814
+ overhead (55% of salaries @$ 62,880)		$34,584

GRAND TOTAL		$161,398

NOTE: Only $111,290 of the total is a new commitment, as $50,108 will be removed from the budget currently funded. This amount is also inflated by $28,402.50, which is necessary to supplement the salary of Anders Olsson.

PROJECT 5: OXIGENE CENTER FOR DRUG DISCOVERY

Professor Robert R. Kane, Principal Investigator

Salaries:
Administrative asst	one year @ 50% effort	$20,000

Total Salaries:		$20,000

Fringe Benefits:
Administrative asst	one year @ 50% effort (social security)	$1,530

Total Fringes:		$1,530

Supplies:
Office supplies		$1,000

Total Supplies		$1,000

Services:
Telephone charges (@150/mo)		$1,800

Total Services		$1,800

Equipment:
Hard Drive (for NMR)		$729

Total Equipment		$729

Symposium:
OXiGENE Cancer Research Symposium		$5,000

Total Symposium		$5,000

TOTAL GRANT COST (DIRECT)		$30,069
+ overhead (55% of salaries @$ 20,000)		$11,000

GRAND TOTAL		$41,069

APPENDIX B

BIOLOGICAL MATERIALS,

UNIVERSITY INTELLECTUAL PROPERTY, JOINT INTELLECTUAL PROPERTY

AND PATENT RIGHTS

(as of the Effective Date)

Biological Materials:    All compounds proprietary to Baylor which are described or contemplated in Appendix A or covered by the Existing Patent Rights.

University Intellectual Property:    All inventions described and/or claimed in the Existing Patent Rights, as well as in the disclosure entitled “Indole-containing anti-mitotic and anti-tubulin polymerization agents” (Crowe & Dunlevy Docket No. 22693)

Joint Intellectual Property:    None.

Patent Rights:    Patent Rights deriving from U.S. Patent No. 5,886,025, filed on March 6, 1997 and issued on March 23, 1999, from International Application No. PCT/US98/04380, filed on March 6, 1998, and from Crowe and Dunlevy Docket No. 22693

APPENDIX C

ELECTED INVENTIONS

(None as of Effective Date -

will be amended from time to time

per Section 4.2)

Non-Exclusive Licenses:

Exclusive Licenses:

APPENDIX D

FORM OF MATERIAL TRANSFER AGREEMENT

(follows)

MATERIALS TRANSFER AGREEMENT

[Date]

[Recipient]

Dear [    ]:

Baylor University in Waco Texas (“Baylor”) wishes to provide certain proprietary materials to you for the purposes provided herein. Baylor is willing to provide such materials to you, and you are willing to receive such materials, under the following terms and conditions:

1.	As used in this Agreement, the following terms shall have the indicated meanings:

(a)	“Confidential Information” shall mean information which is not generally available to the public and which in nature is confidential and proprietary to Baylor, including, without limitation, information relating to the Material, Baylor’s research and development activities and Baylor’s research plans, concepts, ideas and developments. Confidential Information includes not only written information, or copies, abstracts or summaries thereof or references thereto in other documents provided by Baylor, but also information transferred orally or by other means, provided that you are advised that such information is to be treated as Confidential Information hereunder when disclosed.

(b)	“Material” shall mean those samples listed in Appendix A to this Agreement, any additional progeny or derivatives obtained therefrom, and any related information and know-how which may be received by you from time to time under this Agreement.

2.	The Material shall be used solely for the purposes of performing such testing as is mutually agreed in advance between you and Dr. Pinney (the “Testing”). You shall not make any derivatives of the Material or use the Material for any other purpose. The Material may be used only by you and individuals working under your direct supervision and control, and may not be transferred, distributed or released to any other person. You, your organization or institution, and the individuals working under your direct supervision and control (collectively, “Recipients”) will use, handle and store the Material in compliance with all laws and governmental regulations and guidelines applicable to the Material.

3.	Recipients acknowledge that the characteristics of the Material are not fully known and/or understood and that the use, handling or storage of the Material may involve risks or dangers that are not presently known or fully appreciated. The Material is being provided to Recipients without warranties, express or implied, as to any matter whatsoever.

4.	Recipients will notify Baylor of results obtained in the course of the Testing by providing Professor Kevin Pinney (at the address set forth below) with a manuscript or report describing the methods and results of such Testing prior to any public disclosure of such methods or results. In the event Baylor, in its sole and absolute judgment, determines that time is needed to seek patent or other intellectual property protection for any matter which would include the results of the Testing, then the Recipient proposing to publish or present the methods and/or results of the Testing agrees to defer the submission of such proposed publication or presentation for a period of ninety (90) days or until such earlier time as Baylor determines, in its reasonable discretion, that adequate patent or other intellectual property protection has been obtained.

5.	Recipients agree and acknowledge that Baylor has proprietary and/or contractual rights in the intellectual property embodied in the Material and/or the uses thereof, and may license or may already have licensed such intellectual property to commercial third parties for the sole benefit of Baylor. Recipients further agree and acknowledge that if any of them makes any discoveries or inventions through the use of the Material as permitted hereunder, they shall notify Baylor and Baylor will have a right of co-ownership of any such discoveries or inventions and any patent applications that may be filed on any such invention or discovery and any patents that may be issued thereon, which shall include the right to sublicense such ownership interest. Furthermore, Baylor shall have the right to negotiate an exclusive license to Recipients’ ownership interest in any such invention on commercially reasonable terms, and may assign such right to any third party.

6.	If a publication or presentation results from the Testing, each party agrees to acknowledge the contribution of the other, as may be scientifically appropriate or customary in academia.

7.	Each Recipient agrees and acknowledges that, for a period of five (5) years following the date of this Agreement, Recipient shall keep secret and confidential, and shall not, directly or indirectly, disclose, discuss, reproduce, distribute or otherwise release any Confidential Information to any third party nor shall he/she use any such Confidential Information for any purpose other than performance of the Testing. Recipients agree to take reasonable precautions to protect the confidential and proprietary nature of all Confidential Information disclosed under this Agreement, and to prevent its disclosure to or use by third parties. Each Recipient to whom Confidential Information is disclosed hereunder shall be advised of its confidential nature and the terms and conditions of this Agreement and, prior to receiving any Confidential Information, unless already bound by an obligation of confidentiality to Baylor or such Recipient’s institution, shall agree in writing to abide by such terms. No Recipient shall make any public announcements with respect to Baylor’s interest in or the performance of, or the results of, the Testing. All Confidential Information remains the exclusive property of Baylor. Baylor reserves all rights with respect to all information relating to Material, including, but not limited to, the right to apply for patents. Upon demand by Baylor, Recipients agree to return all Confidential Information and Materials immediately to Baylor.

8.	Recipients agree to defend and hold harmless Baylor and their respective directors, officers, employees, agents and representatives from any loss, claim, damage or liability of any kind, which may arise from or in connection with this Agreement or from any Recipient’s use, handling or storage of the Material. In no case shall Baylor or any of its directors, officers, employees, agents or representatives be liable to any Recipient for any loss, claim, damage or liability of any kind, which may arise from or in connection with this Agreement or any Recipient’s use, handling or storage of the Material.

9.	Please indicate your acceptance of the foregoing terms and conditions by signing both copies of this Agreement, retaining one copy for your files and returning one fully executed copy to:

Baylor University P.O. Box 97088 Waco, Texas 76798-7088 Attn: Gary E. Carter, Director, Sponsored Programs

With a copy to:	Prof. Kevin Pinney Department of Chemistry Baylor University P.O. Box 97034 Waco, Texas 76798-7034

By signing this Agreement below, you and your institution represent and warrant that you are authorized to sign this Agreement on behalf of Recipients. Upon receipt of the signed Agreement, Baylor will forward the Material to you.

We wish you and your colleagues success in your efforts hereunder and look forward to hearing about your results.

Sincerely,

Professor Kevin Pinney

Department of Chemistry

Baylor University

AGREED AND ACCEPTED

this              day of             , 1999

By You:

[Recipient]

By:
Name:
Title:

By Your Institution:

[Recipient’s Institution]

By:
Name:
Title:

Appendix A

Material

Appendix B

Description of Testing